                                                                    Exhibit (b)


                               February 6, 1998



Mr. Michel Reichert                           Mr. Robert Snukal, President
Managing General Partner                      Fountain View, Inc.
Heritage Partners Management Company, Inc.    11900 First Olympic Blvd.
30 Rowes Wharf                                Suite 680
Suite 300                                     Los Angeles, California
Boston, MA 02440

     Re:  $250,000,000 Credit Facilities

Dear Sirs:

     We are pleased to advise you that Bank of Montreal ("BMO") has approved and commits to the extension of the full amount of the credit facilities (the "Facilities") as described in the attached Summary of Terms, to finance the acquisition of Summit Care Corporation, refinance certain debt of Fountain View and Summit and provide for the working capital and general corporate needs of the merged entities on the general terms and subject to the conditions set forth in this letter and in the Summary of Terms.

     By executing this letter, you acknowledge that this letter (including the Summary of Terms) is the only agreement between us with respect to the Facilities and sets forth the entire understanding of the parties with respect thereto and agree that you shall accept the Facilities as the exclusive financing for this transaction except as explicitly provided below. This letter and, the Summary of Terms may be changed only pursuant to a writing signed by each of the parties hereto.

     This commitment shall terminate, and we shall have no obligation to extend any Facility if (1) we have not received the accepted copy of this commitment together with the initial non refundable deposit on or before 5:00 p.m., Pacific Standard Time on February 6, 1998 (this commitment shall not be deemed to have been accepted in the event that you purport to accept the same subject to any change in its terms); (2) Facility A does not for any reason close by March 6, 1998; (3) any statements, information, materials, representations or warranties furnished to us in connection with the transactions contemplated hereby prove untrue or inaccurate in any respect which would have a Material Adverse Effect; or (4) there is a failure to satisfy the applicable conditions precedent specified herein or in the Summary of Terms. The term "Material Adverse Effect" means any change or effect that is or is

Mr. Michel Reichert
February 6, 1998
Page 2

reasonably likely to be materially adverse to the business, assets, results of operations or condition (financial or otherwise) of the applicable Borrower and its subsidiaries, taken as a whole. The determination of whether an inaccuracy or untruthfulness results in a Material Adverse Effect shall be made as though the untruthful or inaccurate information or statement had been correct when made and then changed to be as was actually the case at the time.

     By accepting this commitment it is agreed that BMO will be responsible for all aspects of the arrangement of the Facilities. We expect to form one or more syndicates of financial institutions and other investors (collectively with us the "Lenders") to join us in entering into the Facilities at or after closing. You agree to assist us in forming any such syndicate and to provide us and the other Lenders, promptly upon request, with all information deemed necessary by them to complete successfully the syndication, including, but not limited to (i) an information package for delivery to potential syndicate members and participants and (ii) information and projections prepared by you or your advisors relating to the transactions described herein, all as reasonably requested by us. You further agree to make the appropriate officers and representatives of the Borrowers available to participate in informational meetings for potential syndicate members and participants at such times and places as we may reasonably request.

     In connection with the transactions contemplated hereby, you and your representatives have furnished to us information and financial projections. You agree to supplement and update such information and projections from time to time until completion of the syndication, to the extent necessary or desired by us in our reasonable discretion. In arranging and syndicating the Facilities, we may be using and relying upon such information and projections.

     You further agree, whether or not the transactions contemplated hereby are closed, to indemnify and hold harmless BMO and its affiliates and each director, officer, employee and agent thereof and the other financial institutions and investors which may be offered the opportunity to participate in this financing and each affiliate and each director, officer, employee and agent thereof (the "Indemnified Parties") from and against any and all losses, claims, damages, expenses or liabilities to which any thereof may become subject, insofar as such losses, claims, damages, expenses or liabilities (or actions, suits or proceeding, including any inquiry or investigation or claims in respect thereof) arise out of, in any way relate to, or result from a claim in respect of the transactions described herein or the financing contemplated hereby (whether or not any Indemnified Party is a party to any action or proceeding out of which any such losses, claims, damages, expenses or liabilities arise), and to reimburse the Indemnified Parties, upon demand, for any reasonable expenses (legal or otherwise) incurred by any thereof or in connection with investigating, preparing to defend, defending or otherwise participating in any such claim, action or proceeding related to any such loss, claim, damage or liability, except that the you shall not be obligated to indemnify, hold harmless or reimburse an Indemnified Party for any such losses, claims,

Mr. Michel Reichert
February 6, 1998
Page 3


damages, expenses or liabilities to the extent that the same are determined in a final judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of the Indemnified Party seeking such indemnity or from our breach of this agreement.

     Additionally, you agree to reimburse BMO for all costs and expenses of BMO incurred in conjunction with the negotiation, preparation, execution and delivery of the Facilities, and all costs and expenses incurred by BMO in the syndication of the Facilities or in connection with performing their due diligence in connection with the Facilities, whether or not the Facilities are closed. You agree to pay the following fees to us in consideration of our issuance of this commitment and as a condition to fundings under the contemplated facilities, such fees to be non-refundable and to be due and payable as and when specified below:

     First, $150,000 upon your acceptance of this commitment;
     Second, $150,000 upon execution of the documentation for Facility A or Facility B;
     Third, $900,000 upon the initial funding under Facility A;
     Fourth, $450,000 upon the initial funding under Facility B;
     Fifth, $900,000 upon the initial funding under Facility C; but if there has been no funding under Facility B, this fee shall be increased to $1,350,000;
     Sixth, $500,000 less any amount previously paid under clauses first and second above upon the termination of the Merger Agreement pursuant to any of the sections thereof referred to in Section 7.3(a) thereof, such fee to be payable upon (but only upon) receipt by Fountain View of compensation pursuant to
Section 7.3(a) in at least such amount; and Seventh, $1,600,000 upon the funding of the Bridge Loan Tranche, subject to the limitations set forth below.

     The fee specified in clause Third above equals 1 1/2% of the amount of Facility A but with a credit given for fees theretofore paid under clauses First and Second, the fee specified in clause Fourth above equals 1 1/2% of the amount of Facility B, and the fee specified in clause Fifth above equals 1 1/2% of the aggregate amount of Facility C exclusive of the Bridge Loan Tranche but with a credit being given for fees theretofor paid under clauses First through Fourth and the fee specified in clause Seventh above equals 2% of the Bridge Loan Tranche. If prior to the execution of definitive documentation for any Facility you determine that your financing need which such Facility is designated to meet has been reduced and, as a consequence, the maximum amount of such Facility is reduced the fee payable with respect to such Facility shall be correspondingly reduced to equate with the principles set forth in the immediately preceding sentence. If, however, you elect to take a substitute bridge loan as discussed in the paragraph immediately following, such substitute bridge loan is in an amount greater than $80,000,000 and as a result you reduce the amount of any of the other tranches of Facility C, a fee shall still be payable in respect of the amount by which Facility C is reduced as a result of the increase in the amount of the bridge loan

Mr. Michel Reichert
February 6, 1998
Page 4


but such fee shall be computed at the rate of 1% as to the portion of such reduction which does not exceed $40,000,000.

     Those fees specified above as being payable upon the funding or documentation of a particular Facility shall also be payable upon the funding of any alternate or substitute source of financing for the funding need intended to be met by such Facility (but shall not be due and payable in the event that neither the Facility in question nor substitute or alternative financing is funded) except in the circumstances with respect to the Bridge Loan Tranche specified below. If the Facility C Borrower obtains an at least $80,000,000 bridge loan prior to the funding of the Bridge Loan Tranche and in substitution therefor, the substitute bridge loan is on economic terms more favorable to the Facility C Borrower than the Bridge Loan Tranche, requires no principal payments prior to 8-1/2 years from closing, is subject to subordination provisions acceptable to the Agent and is subject to covenants, events of default and other terms reasonably satisfactory to the Agent (the Agent acknowledging that it will evaluate such terms solely on the basis of their acceptability from the perspective of senior lenders holding the other Tranches of Facility C and you acknowledging that it would be reasonable for the Agent to require that the terms applicable to such substitute Bridge Loan be less restrictive than the equivalent terms applicable to Facility C) you shall pay BMO a fee of $600,000 upon the funding thereof and you shall then not be obligated to pay the fee for the Bridge Loan Tranche provided for in clause seventh above.

     This letter and our commitments hereunder are for the sole benefit of you and the Borrowers, and only you and the Borrowers may rely on this letter and our commitments contained herein. In no event shall BMO have any obligation to any other party with respect to any provision of this letter or the Summary of Terms.

     We are pleased to be able to offer these Facilities to you and are prepared to devote the human and other resources to these transactions which will be necessary to assure an expeditious closing.

     If you are in agreement with the terms of this letter, please indicate your acceptance by signing below on the enclosed copy of this letter and returning the same to us, together with the initial $150,000 fee.

                                                 Very truly yours.

                                                 Bank of Montreal

                                                 By /s/ Daniel A. Brown
                                                      Daniel A. Brown
                                                   Its Managing Director

Mr. Michel Reichert
February 6, 1998
Page 5


                                                 By /s/ Jeffery Titus
                                                       Jeffrey Titus
                                                        Its Director


Accepted and agreed to in all respects this 6 day of February, 1998.

                                               Heritage Partners Management
                                                       Company, Inc.

                                               By /s/ T. Brook Parker
                                               Its Partner

                                               Fountain View, Inc.
                                               By /s/ Robert Snukal
                                               Its President

Bank of Montreal
February 1998


    Everest (Summit & Fountain View)Summary of Indicative Terms & Conditions

Borrowers:          Facility A:   A new wholly owned subsidiary ("Acquisition
                    Sub") of Fountain View, Inc. ("Fountain View") formed for
                    the sole purpose of acquiring the capital stock of Summit
                    Care Corporation ("Summit Care").
                    Facility B:   Fountain View.
                    Facility C:   Fountain View.
Agent:              Bank of Montreal
Lenders:            Syndicates of financial institutions (including the Agent)
                    and other investors arranged by the Agent, which shall be reasonably acceptable to the Borrower and the Agent
                    (collectively, the "Lenders"). Different syndicates may be formed for different Facilities and Tranches.

Facilities and
Facility Amounts:   Facility A:  A non-revolving stock acquisition facility in an amount equal to the lesser of (i) $80,000,000, or (ii)
                    50% of the fair market value of security pledged.

                    Facility B:  A $30,000,000 term loan.
                    Facility C:  An aggregate amount of up to $250,000,000 will be available as follows:
                    Revolving Credit Tranche:  $30,000,000 Revolving/Term
                    facility with a $4.0 Million sub limit for Letters of Credit
                    (LC's).  LC's will be issued by Bank of Montreal (in such
                    capacity, the "Fronting Bank"), and each Lender will
                    purchase an irrevocable and unconditional participation in each LC.
                    Term Loan One Tranche:  $50,000,000 6-year term loan
                    facility
                    Term Loan Two Tranche:  $90,000,000 8-year term loan
                    facility
                    Bridge Loan Tranche:  $80,000,000 6 month bridge loan
                    facility
Term and Maturity:  Facility A:   August 7, 1998 or, if earlier, the date of
                    merger of Acquisition Sub into Summit Care.
                    Facility B: August 7, 1998 or, if earlier, the date of merger of Acquisition Sub into Summit Care.
                    Revolving Credit Tranche:  Six years from Closing.
                    Term Loan One Tranche:  In installments as set forth below.
                    Final maturity six years from Closing.
                    Term Loan Two Tranche:  In installments as set forth below.
                    Final maturity 8 years from closing.
                    Bridge Loan Tranche: Six months from Closing, extendable upon maturity if not in default for 8 years upon payment of an extension fee equal to 3% of the amount extended.
Availability/Scheduled

Amortization:       Revolving Credit Tranche:  Loans under the Revolving Credit
                    Facility ("Revolving Credit Loans", and together with the Term Loans, the "Loans") may be made, and Letters of Credit may be issued subject to availability under the aggregate committed amount for the Revolving Credit Facility.
                    The Term Loans will be available in a single borrowing at Closing. The Term Loans will be subject to quarterly amortization of principal, based upon the annual amounts shown below (the Scheduled Amortization):

            Tranche A    Tranche B Amortization
          Amortization   ----------------------
          -------------
-----------------------------------------------
Year 1      $         0             $         0
-----------------------------------------------
Year 2      $ 5,000,000             $ 1,000,000
-----------------------------------------------
Year 3      $ 5,000,000             $ 1,000,000
-----------------------------------------------
Year 4      $13,333,333             $ 1,000,000
-----------------------------------------------
Year 5      $13,333,333             $ 1,000,000
-----------------------------------------------
Year 6      $13,333,333             $11,750,000
-----------------------------------------------
Year 7      $         0             $33,250,000
-----------------------------------------------
Year 8      $         0             $41,000,000
-----------------------------------------------
Total       $50,000,000             $90,000,000
-----------------------------------------------

                    The Bridge Loan Tranche will be available in a single borrowing at Closing.

Mandatory
Prepayments and
Commitment
Reductions:         Facility A:  Mandatory prepayments to be made as
                    necessary to maintain Borrowings within the Facility
                    Amount.

                    Facility B:  None
                    Facility C: Borrower shall prepay the loans and the commitments under the Facility which shall be reduced in amounts equal to the net cash proceeds received from:
                    (i)     100% of Assets Sales (subject to a
                            basket and reinvestment authority to be
                            determined) of the Borrower or its
                            subsidiaries;
                    (ii)    100% of the issuance of equity
                            securities of the Borrower or its
                            subsidiaries.
                    (iii)   100% of the issuance of senior debt securities
                            of the Borrower or its subsidiaries;
                    (iv)    100% of the issuance of subordinated
                            debt securities; to be applied first to
                            the reduction of the Bridge Loan
                            Tranche, with excess applied to reduce
                            the Term Loans.
                    (v)     85% of excess cash flow [to be
                            determined] if the Maximum Leverage
                            Ratio is greater than 4.5x.
                            Prepayments shall be applied pro rata to
                            reduce Term Loan One and Term Loan Two
                            and within each Term Loan pro rata with
                            respect to each remaining installment of
                            principal; provided however, that with
                            respect to clause (iv) above the net
                            cash proceeds from the Subordinated
                            Debt shall be applied first to the
                            Bridge Loan Tranche. Holders of the
                            Term Loan Two notes may, so long as
                            there is a principal balance
                            outstanding with respect to Term Loan
                            One, decline to accept any mandatory
                            prepayment described above and, under
                            such circumstances, all amounts that
                            would
                            otherwise be used to prepay Term Loan
                            Two above shall be used to prepay Term
                            Loan One.  In the event the Term Loan
                            Facilities shall have been completely
                            repaid, the mandatory payments
                            described above shall be applied to
                            permanently reduce the amount available
                            under the Revolving Credit Facility.
                    Term Loan Two callable at a 2% premium in loan year one, 1% premium in loan year two and at par thereafter.
                    Purpose:   Proceeds of Facility A will be used to purchase
                            shares (including those to be issued under
                            option) of Summit Care in connection
                            with a tender offer by Acquisition Sub.
                            The total purchase price for all such
                            shares and options shall not exceed
                            $161,000,000.
                            Proceeds of Facility B will be used to refinance indebtedness of Fountain View.
                            Proceeds of Facility C will be used to (i) refinance Facility A and Facility B; (ii)
                            refinance the outstanding principal
                            balance of certain existing
                            indebtedness of Summit Care; (iii) pay
                            fees and expenses incurred in
                            connection with the acquisition, merger
                            and refinancing not to exceed
                            $28,000,000; and (iv) to fund the
                            working capital, and capital
                            expenditure needs of Fountain View and
                            its subsidiaries and for general
                            corporate purposes.
                    Security/Guarantees:   Facility A:  Perfected first lien
                            on all capital stock of Summit acquired by the Acquisition Sub. Facility A fully guaranteed by Fountain View, with guarantee supported by Facility B collateral if but only if Facility B is activated. Facility B: Perfected first lien on equity in all Fountain View subsidiaries.
                            Facility C: The Revolver and Term Loans will have a perfected first lien on all of the assets, both tangible and intangible,
                            including without limitation cash, cash
                            equivalents, inventory, accounts
                            receivable, property, plant and
                            equipment, intangibles, bank accounts,
                            instruments, securities, contract
                            rights and other agreements, and the
                            stock of or other equity interest in
                            all currently owned or to be acquired
                            subsidiaries.  Facility C will be fully
                            guaranteed by all existing and future
                            subsidiaries of Fountain View.  The
                            guarantees shall be secured by a
                            perfected first lien on all assets of
                            the subsidiaries.  Receipt of liens on
                            real property and leaseholds and on
                            certain assets where a third party
                            consent is required not a closing
                            condition (see below).
                            The Bridge Loan Tranche will be unsecured.
                    Interest Rate:   Facility A, Facility B and the Facility C
                            Tranches shall bear interest and L/C fees as set forth on Addendum I hereto.
                            If an Event of Default (as defined) has occurred and is continuing, the otherwise applicable rates shall be increased by 2.0% per annum.
                    Special Bridge Note

                    Provisions  If the Bridge Notes are extended from their
                            original six month maturity then on
                            each semiannual anniversary thereof
                            when any of the Bridge Notes are
                            outstanding Fountain View shall issue
                            warrants (with a nominal exercise
                            price) to purchase common stock of
                            Fountain View equal to the following
                            percentages of the equity of Fountain
                            View (on a fully diluted basis), with
                            such warrants to have anti-dilution
                            protection and to be the exercisable at
                            any time within five years after
                            issuance and with the capital stock to
                            be received upon exercise to, if
                            Fountain View is then a public company,
                            be either fully registered or to be
                            subject to one demand registration
                            right and piggyback registration rights
                            and with the warrant holders to have
                            ratable tag along rights in the event
                            of a private equity sale by the
                            Borrower or the Heritage Group (but not
                            transfers within the Heritage Group)
                            and in the event of a public offering:

 On each Semiannual Anniversary Date of the   Warrants Equal to the Following Percentage of Equity Capital are to be
 Extension                                              Delivered if the Bridge Notes are then Outstanding
--------------------------------------------------------------------------------------------------------------------
6 Mo.                                                                         1%
--------------------------------------------------------------------------------------------------------------------
12 Mo.                                                                        1%
--------------------------------------------------------------------------------------------------------------------
18 Mo.                                                                        1%
--------------------------------------------------------------------------------------------------------------------
24 Mo.                                                                       2.5%
--------------------------------------------------------------------------------------------------------------------
30 Mo.                                                                       2.5%
--------------------------------------------------------------------------------------------------------------------
36 Mo.                                                                       2.5%
--------------------------------------------------------------------------------------------------------------------
42 Mo.                                                                       3.0%
--------------------------------------------------------------------------------------------------------------------
48 Mo.                                                                        3%
--------------------------------------------------------------------------------------------------------------------
54 Mo.                                                                       3.5%
--------------------------------------------------------------------------------------------------------------------
60 & thereafter                                                              -0-
--------------------------------------------------------------------------------------------------------------------

                    The Bridge Notes shall be subordinate in right of payment to the prior payment of all other obligations in
                    respect of Facility C pursuant to written
                    subordination provisions acceptable to BMO.  The
                    Bridge Notes will be issued under a separate
                    Credit or Note Purchase Agreement which will
                    contain representations, covenants, and events of
                    default no more restrictive than those contained
                    in the Credit Agreement for the balance of
                    Facility C.
Commitment
(Non-Use) Fee:      As set forth in Addendum I hereto.
Administration Fee: $50,000 per year, payable upon closing of Facility C and each anniversary thereafter.
Conditions Precedent
to Closing:         The initial funding of the Credit Facilities will be subject to satisfaction of the following conditions precedent:
                    Facilities A and B:
1.                  Acquisition Sub shall have had tendered to it that
                    percentage of the capital stock of Summit Care as shall be required to approve a merger under applicable law and shall have accepted the tender of not less than 49.9% of the capital stock of Summit Care.
2.                  Acquisition Sub shall have received not less than
                    $82,000,000 of cash equity capital.

3. Negotiation, execution and delivery of reasonably acceptable loan, security and guarantee documentation; perfection of lien on Summit Care stock.
4. Receipt of acceptable resolutions, opinions and other closing showings.
5. There shall have been no amendments to the agreement and plan of merger among Summit Care, Fountain View, Acquisition Sub and Heritage Fund II, L.P., dated as of February 6, 1998, or to the exhibits and schedules thereto in the form delivered to BMO (collectively, the "Merger Agreement"), all conditions precedent to Acquisition Sub's obligations to acquire the capital stock of Summit Care thereunder shall have been satisfied and none of such conditions shall have been waived without the consent of the BMO.

                    Facility  C:
                    1   The negotiation, execution and delivery of definitive
                        documentation with respect to the
                        Credit Facility reasonably satisfactory
                        to  the Agent.
                    2.  All conditions to the merger of
                        Acquisition Sub and Summit Care set
                        forth in the Merger Agreement shall
                        have been satisfied without waiver.
                    3.  Consummation of the merger of Summit
                        Care and Acquisition Sub with the
                        survivor of such merger being a wholly
                        owned subsidiary of Fountain View.
                    4.  The corporate capital and ownership
                        structure of Fountain View and
                        subsidiaries shall be as heretofore
                        described to the Agent.
                    5.  Officer certification as to the
                        financial condition and solvency of the
                        Fountain View and its subsidiaries.
                    6.  The Agent shall have received (a)
                        satisfactory opinions of counsel to
                        Fountain View and its
                        subsidiaries(which shall cover, among
                        other things, authority, legality,
                        validity, binding effect and
                        enforceability of the documents for the
                        Credit Facility the fact that Summit
                        Care and Acquisition Sub have merged
                        and that any governmental approvals or
                        consents or withholdings of objection,
                        to the merger and change of control of
                        Summit Care have been obtained) and
                        such corporate resolutions,
                        certificates and other documents as the
                        Agent shall reasonably require and (b)
                        satisfactory evidence that the Agent
                        (on behalf on the Lenders) holds a
                        perfected, first priority lien in all
                        collateral for the Credit Facility
                        (other than real property and
                        leaseholds and certain assets subject
                        to third party consents see -- "other
                        covenants" below), subject to no other
                        liens except for permitted liens to be
                        determined.
                    7.  Closing to occur and conditions set
                        forth above to be satisfied by August
                        7, 1998.
Representations &
Warranties:
(all Facilities and as to
the applicable Borrower
and its Subsidiaries)    Usual and customary for transactions of
                    this type, to include without limitation: (i) corporate
                    status; (ii) corporate power and authority/enforceability;
                    (iii) no violation of law or contracts or organizational
                    documents; (iv) no material litigation; (v) correctness of specified financial statements and no material adverse
                    change; (vi) no required governmental or third party
                    approvals; (vii) use of proceeds/compliance with margin
                    regulations; (viii) status under Investment Company Act;
                    (ix) ERISA; (x) environmental matters; (xi) perfected liens and security interests; and (xiii) payment of taxes.
Financial Covenants:
(Facility C only)   Facility C shall provide for the following financial
                    covenants as to Fountain View and its Subsidiaries:
                    1. Maintenance on a quarterly basis of a inimum Fixed
                       Charge Coverage Ratio (defined as EBITDAR less maintenance capital expenditures less cash taxes divided by the sum of Interest Expense plus Rental Expense plus scheduled principal repayments) of not less than 1.15 to 1.
                    2. Maintenance on a rolling four quarter
                       basis of a (i) Maximum Leverage Ratio
                       (defined as the sum of Total Adjusted
                       Funded Debt (i.e., funded debt + 8x
                       operating rent) divided by EBITDAR) of
                       less than that specified below.  Ratios
                       will be tested semiannually as of June
                       30 and December 31 and adjusted pro-
                       forma to include acquisitions.  (ii)
                       Senior Modified Leverage Ratio (defined
                       as the sum of Senior Adjusted Funded
                       Debt divided by EBITDAR) of less than
                       that specified below:

 For Test Dates Falling   AdjustedTotal Debt  AdjustedSenior Debt
 in the Period
-----------------------------------------------------------------
   Closing - 12/31/98                   6.75                  5.0
-----------------------------------------------------------------
     1/99 - 6/30/99                     6.25                 4.50
-----------------------------------------------------------------
      7/99 - 12/99                      5.75                 4.25
-----------------------------------------------------------------
     1/00 - 6/30/00                     5.30                 4.00
-----------------------------------------------------------------
    7/00 - 12/31/00                      5.0                 3.75
-----------------------------------------------------------------
     1/01 - 6/30/01                     4.75                 3.75
-----------------------------------------------------------------
    7/01 - 12/31/01                     4.50                 3.25
-----------------------------------------------------------------
       Thereafter             less than 4.25        less than 3.0
-----------------------------------------------------------------

                    3. Maintenance at all times of a Minimum
                       Net Worth of 90% of Net Worth as of
                       Closing, stepping up by 75% of positive
                       net income and 100% of the net proceeds
                       of any equity offering (and conversions
                       of debt into equity).

Other Covenants:
(all Facilities and as
to the applicable
Borrower and its
Subsidiaries)       Usual and customary for transactions of this type, to
                    include without limitation: (i) delivery of financial statements and other reports (including submission of pro-forma convenant compliance prior to the acquisition); (ii) delivery of compliance certificates; (iii) notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws; (v) payment of taxes; (vi) maintenance of insurance; (vii) limitation on liens; (viii) limitations on future mergers, consolidations, joint ventures, partnerships; (ix) prohibition on sale of or substantial part of assets; (x) limitations on incurrence of debt; (xi) limitations on dividends, stock redemptions and the redemption and/or prepayment of other debt; (xii) limitations on investments and acquisitions; (xiii) limitation on capital expenditures; (xiv) ERISA; and (xv) limitation on transactions with affiliates (xvi) negative pledge with certain exceptions for equipment financing;
                    (xvii) change of control provisions; (xviii) no amendment or waiver of conditions or terms of Merger Agreement. Debt and lien limitations in Credit Agreement for Facility B to permit present long-term capitalized lease and mortgage liabilities of existing Fountain View subsidiaries (but not the continuation of the present Union Bank facility) and a basket to be negotiated; Credit Agreement for Facility C to permit present approximately $25,300,000 of mortgages and capitalized leases plus an additional basket to be determined.

                    Facility C Credit Agreement will also provide that Fountain View and its subsidiaries will within 60 days of the closing of Facility C provide first mortgages on all real property and leasehold interests of Fountain View and its subsidiaries, together with acceptable title insurance, environmental reports, and, if required, appraisals, all at the expense of Fountain View. BMO agrees (i) that as to properties presently mortgaged to it to secure its Summit Care credit facility, any defects or objections to title shown on title insurance policies held by BMO shall be acceptable for this financing and any environmental conditions contained in environmental reports delivered to it in connection with such financing shall be deemed acceptable (except to the extent, if any, that BMO required remediation as a condition of acceptability and Summit Care has failed to remediate as required) and (ii) only Phase 1 environmental assessments shall be required unless such Phase 1 assessments reveal the potential existence of environmental issues that will pose a threat to health and safety or to the use of the premises in question for its intended purposes or which would materially detract from the overall value of all real property to be mortgaged (in which case further environmental work and remediation may be required) and defects and objections to title not securing indebtedness and which do not detract from the ability of Fountain View and its subsidiaries to use the properties for their intended purposes or materially detract from the overall value of all real property to be mortgaged will be treated as acceptable. Up to 5 leased nursing home properties of Fountain View and its subsidiaries may be excepted from this mortgage requirement if in order to obtain such a mortgage a consent of a lessor or other party is required and Fountain View certifies that it has been unable to obtain such consent or it is unable to obtain same without payment of a fee (other than a de minimus fee in the nature of a processing fee and an ageement to pay any costs and expenses of the consenting party).
                    The Agent acknowledges that certain other assets of the Facility C Borrower and its subsidiaries (not including receivables, inventory and equity interests in subsidiaries) may not be assignable without the consent of third parties (i.e., parties other than the Facility C Borrower and its subsidiaries) and the Agent agrees that receipt of such third party consents and the grant of liens on such assets shall not be a condition to closing or funding under Facility C. However, the Facility C Borrower and its subsidiaries will within 60 days of closing obtain such consents and provide the Agent with perfected first liens on such assets except that if such consents are unobtainable or obtainable only upon the payment of fees (other than a de minimus fee in the nature of a processing fee or agreement to reimburse the consenting party for its costs and expenses) the receipt of such consent shall be waived if the assets in question do not represent a material part (in value) of the contemplated collateral package for Facility
                    C. The Agent further acknowledges that governmental licenses, permits and authorizations may be nonassignable and to that extent no assignment will be required if all material governmental licenses, permits and consents required to operate the business of the Facility C Borrower and its subsidiaries are held by entities all of the equity interest in which has been pledged to the Agent.

Events of Default/
Remedies:
(all Facilities and as
to the applicable
Borrower and its
Subsidiaries)       Usual and customary in transactions of this nature, and
                    to include, without limitation, (i) nonpayment of principal, interest, fees or other amounts, (ii) violation of covenants
                    (iii) inaccuracy of representations and warranties, (iv)
                    cross-default to other material agreements and indebtedness,
                    (v) bankruptcy, (vi) material judgments, (vii) ERISA, (viii)
                    actual or asserted invalidity of any loan documents or
                    security interest, (ix) change in control of the applicable
                    Borrower or its subsidiaries.
Indemnification:    Customary for financings of this nature. The Borrowers shall indemnify the Lenders from the against all losses,
                    liabilities, claims, damages or expenses relating to their loans, the Borrower's use of loan proceeds or the
                    commitments, including but not limited to reasonable
                    attorney's fees and settlements costs.  This indemnification shall survive and continue for the benefit of the Lenders at all times after the Borrower's acceptance of the Lenders'
                    commitment for the Credit Facility, notwithstanding any
                    failure of the Credit Facility to close.
Assignments/
Participations:     Each Lender will be permitted to make assignments to other financial institutions approved by the Borrower and the
                    Agent, which approval shall not be unreasonably withheld.
                    Lenders will be permitted to sell participations with voting rights limited to significant
                    matters such as changes in amount, rate, and maturity date.
                    An assignment fee of $3,500 is payable by the Lender to the
                    Agent upon any such assignment occurring (including, but not limited to an assignment by a Lender to another Lender).
Expenses:           Borrowers will pay all reasonable costs and expenses
                    associated with the underwriting, preparation, due
                    diligence, administration, syndication and enforcement of
                    all documents executed in connection with the Credit
                    Facility, including without limitation, the reasonable legal fees of the Agent's Counsel, local counsel, title insurance and search charges, and fees of environmental and appraisal experts, regardless of whether or not the Credit Facility is closed.
Governing Law:      Illinois (Borrower's counsel opinions as to the
                    enforceability of loan documents may be expressed as though they were governed by California law).
Agent Counsel:      Chapman & Cutler, Chicago

                                   Addendum I
Commitment
Fee:                A per annum Commitment Fee (calculated on the basis of
                    actual number of days elapsed in a year of 360 days) on the unused portion of Facility A and the Revolving Credit
                    Facility shall commence to accrue on the closing of Facility
                    A and the Revolving Credit Facility respectively and shall be paid quarterly in arrears. The Commitment Fee shall be
                    subject to the adjustments as set forth in the pricing grid below.
Interest Rates:     All Loans shall bear interest at a rate equal to LIBOR plus the applicable LIBOR Spread or the Alternate Base Rate
                    (defined as the higher of (i) BMO's Base Rate and (ii) the
                    Federal Funds rate plus 1/2%).
                    The Borrower may select interest periods of 1, 2, 3 or 6
                    months for LIBOR loans, subject to availability.
                    A penalty rate shall apply on all loans in the event of
                    default at a rate per annum of 2% above the applicable
                    interest rate.
Facility A:         Pricing for Facility A and Facility B will be that set
                    forth for Tier I below.
Facility B
Pricing:            The LIBOR and Alternate Base Rate margins (in basis points)
                    for The Revolving Credit Facility and the Term Loan One
                    Facility will be subject to performance pricing adjustments commencing from Closing, and shall be based upon the Borrower's maximum Modified Leverage Ratio, as set forth below:

 Tier        Modified             LIBOR   Base   Unused
          Leverage Ratio         Margin   Rate    Fee
--------------------------------------------------------
I       greater than=6.00x        275.0  175.0     .50
--------------------------------------------------------
II      greater than=5.50x        250.0  150.0     .50
--------------------------------------------------------
III     greater than=5.00x        225.0  125.0     .50
--------------------------------------------------------
IV      greater than=4.50x        200.0  100.0     .50
--------------------------------------------------------
V       greater than=4.00x        175.0   75.0     .50
--------------------------------------------------------

                    L/C rates would equate to the relevant pricing grid above. In addition to these L/C rates, the Borrower shall pay the Agent for its own account a per annum facing fee of .125% on the outstanding amount of all standby Letters of Credit. The standby letter of credit facing fee shall be due quarterly in arrears.
                   Modified Leverage Ratio equals Total Funded Debt + (8 X Operating Rents)/EBITDAR
                    Pricing on the Term Loan Two (in basis points)will be as follows:

 Leverage                    Libor Margin
-----------                  ------------
greater than = 5.00x            300.0
-----------------------------------------
less than      5.00x            275.0
-----------------------------------------

Bridge Loan:        Pricing on the Bridge Loan Tranche will be Libor plus 5.50%
                    for the first three months and LIBOR + 6.50% thereafter with alternate base rate margins 1% below the above.
Cost and Yield
Protection:         The usual for transactions and facilities of this type,
                    including, without limitation, in respect of prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset.



DS1.391315.1